KOREA EQUITY FUND, INC.

                SUPPLEMENTAL SHAREHOLDER INFORMATION (Unaudited)

         The 2004 Annual Meeting of the Shareholders of the Fund was held at the offices of Nomura Securities International, Inc. at Two World Financial Center, Building B, New York, New York on July 21, 2004. The purpose of the meeting was (1) to elect two Class I Directors, (2) to ratify the appointment of PricewaterhouseCoopers LLC ("PwC") as the Fund's independent registered public accounting firm, (3) to consider the shareholder proposal to terminate the Fund's investment advisory agreement between Nomura Asset Management U.S.A. Inc. ("NAM-U.S.A.") and Nomura Asset Management Co., Ltd. ("NAM"), and
(4) to transact such other business as may properly come before the Meeting or any adjournment thereof.

         At the Meeting, William G. Barker, Jr. and John F. Wallace were elected by the shareholders to serve as Class I Directors until the 2007 Annual Meeting of Shareholders and/or until their respective successors are elected or qualified. In addition, shareholders ratified the selection of PwC as the Fund's independent public accounting firm and rejected the shareholder proposal to terminate the investment advisory agreement between NAM-U.S.A. and NAM.

         The results of the voting at the Annual Meeting were as follows:

1. To elect the Fund's Class I Directors:

                                       Shares Voted      % of Outstanding      Shares Voted       % of Outstanding
                                            For               Shares        Withhold Authority           Shares
William G. Barker, Jr...........        4,681,751             55.7%             3,113,189                37.0%
John F. Wallace.................        4,684,451             55.7%             3,110,489                37.0%


2. To ratify the selection of PwC as the Fund's independent registered public accounting firm:

   Shares Voted        % of Outstanding       Shares Voted        % of Outstanding       Shares Voted         % of Outstanding
        For                 Shares              Against                Shares          Withhold Authority          Shares
     7,738,840              92.0%                37,300                 0.4%                 18,800                0.2%


3. To consider the shareholder proposal to terminate the investment advisory agreement between NAM-U.S.A. and NAM:

   Shares Voted        % of Outstanding       Shares Voted        % of Outstanding       Shares Voted           % of Outstanding
        For                 Shares              Against                Shares          Withhold Authority            Shares
     3,556,608              42.3%               507,715                 6.0%                756,964                  9.0%